UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 1, 2016
Date of Report (Date of Earliest Event Reported)

IntelGenx Technologies Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31187	870299034
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

6420 Abrams, Ville St- Laurent, Quebec, Canada	H4S 1Y2
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.	Appointment of Certain Officers.

The Board of Directors of IntelGenx Technologies Corp. (the “Company”) announced today, that it has appointed Dr. Dana Matzen to serve as Vice President, Business Development of IntelGenx Corp., the Company’s operating subsidiary, pursuant to the terms and conditions of a Memorandum of Agreement (the “Agreement”).

Since May 2010, Dr. Matzen is Director, Business Development at Paladin Labs, an Endo International company, based in Montreal, Canada. During her time at Paladin, Dr. Matzen was responsible for in-licensing business opportunities for Canada, Africa and Latin America. In addition, Dr. Matzen was in charge for overseeing strategic initiatives for Paladin’s international out-licensing business including alliance management of over 15 existing partners worldwide. More recently, Dr. Matzen joined the Marketing Team and led the successful launch of Iclusig in Canada.

Prior to joining Paladin, from September 2008 to May 2010, Dr. Matzen was Life Science Specialist at L.E.K. Consulting in London, UK and Los Angeles, U.S. From October 2006 to August 2008, Dr. Matzen was a Postdoctoral Scholar at UCSF focusing on cellular and molecular pharmacology. Dr. Matzen has published several peer-reviewed articles that have been referenced in over 100 publications and was awarded with the Genentech Foundation Postdoctoral Fellowship for outstanding research.

Dr. Matzen holds a Ph. D in Microbiology and Genetics from the University of Vienna (Max F. Perutz Laboratories) and her Masters in Nutritional Economics from the University Kiel, Germany.

The Company is not aware of any family relationships, by blood, marriage or adoption, between Dr. Matzen and any other director, executive officer, or nominee as a director or officer of the Company.

On March 1, 2016 IntelGenx Corp., a wholly owned subsidiary of the Company entered into an Agreement with Dana Matzen. The agreement will be effective March 14, 2016. Pursuant to the Agreement Dr. Matzen has been appointed as Vice-President, Business Development of IntelGenx Corp.

Under the terms of her Agreement, Dr. Matzen will be paid an annual salary of CAN$175,000 beginning on March 14, 2016 which will automatically increase to CAD$210,000 after six months. She shall also receive a monthly automobile allowance of CAN$750. Pursuant to the Agreement, Dr. Matzen is entitled to receive 200,000 options to purchase common shares under the Company’s 2006 Stock Option Plan. Dr. Matzen is also entitled to receive an annual bonus of up to 30% of her base salary for meeting certain performance targets.

Dr. Matzen’s (‘the Vice President’) employment agreement provides for the following termination provisions:

If the Vice President is terminated for any reason other than for Cause (as defined in the Agreement), then she shall (i) receive a lump sum payment of the base salary that would have been payable for a 12 month period (the “Severance Period”) plus the average of the three (3) last years’ bonuses that would have been payable during the Severance Period, (ii) be entitled to continued participation in employee benefit plans ending on the earlier of the end of the Severance Period and receipt of equivalent plans of a subsequent employer, and (iii) receive payment of any accrued bonus. In addition, all unvested stock options shall vest immediately (collectively the “Termination Benefits”).

On the occurrence of a Change in Control (as defined in the Agreement), the Vice President may terminate the Agreement within a period of six months and the Company shall be required to provide the Vice President with the Termination Benefits.

The Agreements contain non-competition and non-solicitation provisions for a period of twelve months on termination of the Agreements for whatever reason whether voluntary or involuntary.

Item 8.01 Other Events.

On March 2, 2016, the Company issued a press release announcing the appointment of Dr. Matzen. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Exhibit	Description

99.1	Press Release dated March 2, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: March 2, 2016	By: /s/Horst G. Zerbe
Horst G. Zerbe
President and Chief Executive Officer